Exhibit 1

(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of September 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of September 2008.
Operational statistics for the month of September 2008 and the comparative figures for the previous month are as follows:

	September 2008	August 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	130.726 million	129.460 million
- Post-paid Subscribers	67.136 million	66.579 million
- Pre-paid Subscribers	63.590 million	62.881 million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	10.162 million	8.896 million
- Post-paid Subscribers	4.662 million	4.105 million
- Pre-paid Subscribers	5.500 million	4.791 million

Aggregated Number of CDMA Cellular Service Subscribers	41.732 million	42.358 million
- Post-paid Subscribers	38.914 million	39.443 million
- Pre-paid Subscribers	2.818 million	2.915 million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	(0.195) million	0.431 million
- Post-paid Subscribers	0.292 million	0.821 million
- Pre-paid Subscribers	(0.487) million	(0.390) million

Notes:
1.	All the Aggregated Numbers recorded for the months of August 2008 and September 2008 are aggregated data reported at 24:00 on 31 August 2008 and 30 September 2008 respectively.

2.	The accounting period of all Aggregated Net Additions in 2008 for the month of September 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 30 September 2008 respectively.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of August 2008 and September 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Kim Shin Bae

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 17 October 2008

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